January 16, 2001



VIA ELECTRONIC TRANSMISSION
U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549
Attn: Albert Yarashus

    Re:   Icy Splash Food & Beverage, Inc.:
          Registration Statement on Form SB-2

Gentlemen:

     Reference is made to the filing by Icy Splash Food & Beverage, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 950,000 shares of common stock, par value $0.001 per share, issuable upon the exercise of Common Stock Purchase Warrants (the "Common Stock") which are owned by selling security holders.

     As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-laws, its corporate minutes and other such documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the State of New York.

     2. The shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                 Very truly yours,

                                                 Beckman, Millman & Sanders, LLP


                                                  By:/s/ Michael Beckman
                                                     ------------------------
                                                     Michael Beckman